RESTATED AND AMENDED
CERTIFICATE OF INCORPORATION
OF
TRECORA RESOURCES
As of May 22, 2014
********
FIRST.  The name of the corporation is
TRECORA RESOURCES
SECOND.  Its principal office in the State of Delaware is located at No. 100
West Tenth Street, in the City of Wilmington, County of New Castle.  The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington Delaware.
THIRD.  The nature of the business, or objects or purposes to be transacted, promoted or carried on are:
To carry on the business of purchasing or otherwise acquiring, owning, holding, investing or dealing in, administering, managing, operating, and selling, mortgaging, pleading, hypothecating or otherwise disposing of, petroleum, oil, gas, or mineral lands, properties, rights, royalties, or leases, or fractional interests therein.
To buy, exchange, contract for, lease and in any and all other ways, acquire, take, hold, and own, and to deal in, sell, mortgage, lease or otherwise dispose of lands, claims, mineral rights, oil wells, gas wells, oil lands, gas lands and other real and personal property, and rights and interests therein and thereto and in and to other real and personal properties, both for its own account and as agent, operator or manager for the account of others, and to manage, operate, maintain, improve, and develop the said properties, and each and all of them.
To enter into, maintain, operate or carry on in all its branches the business of exploring, drilling and mining for, extracting, producing, refining, treating, distilling, manufacturing,

handling and dealing in, any buying and selling, petroleum, oil, gas, coal and any and all other mineral and hydrocarbon substances, and any and all products or by-products which may be derived from said substances or any of them; and for such or any of such purposes to buy, exchange, contract for, lease and in any and all other ways to acquire, take, hold and own, and to sell, mortgage, lease and otherwise dispose of, and to construct, manage, maintain, deal in and operate plants, refineries, pipeline, gathering systems, tanks, tank cars, trucks, machinery and equipment of every kind, character and description and otherwise to deal in, operate, establish, promote, carry on, conduct and manage any and all other property and appliances that may in any wise be deemed advisable in connection with the business of the corporation or any branch thereof, or that may be deemed convenient at any time by the Board of Directors of the corporation.
To enter into, maintain, operate or carry on in all of its branches anywhere in the world the business of exploring, drilling and mining for, extracting, producing, refining, treating, processing and distilling ores, metals and other minerals, liquid, gaseous, or solid, and manufacturing, handling and dealing in, and buying and selling, such ores, metals and minerals, and any and all mineral substances, and any and all products or by-products which may be derived from such substances; to buy, lease or in any way acquire, take, hold, own, develop, exploit and deal in lands, concessions, franchises and mineral rights anywhere in the world.
To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
To acquire, and pay for in cash, stocks or bonds of the corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights,

licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.
To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.
To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.
To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.
In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.
The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded  as independent objects and purposes.
FOURTH.  The total number of shares of stock which the corporation shall have authority to issue is forty million (40,000,000) and the par value of each such shares is Ten Cents ($.10) amounting in the aggregate to Four Million Dollars ($4,000,000).
Unless otherwise determined by the board of directors, no holder of stock of the corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the corporation may issue or sell, whether or not exchangeable for any stock of the corporation or any class or classes and whether out of unissued shares authorized by the certificate of incorporation as originally filed or by any amendment thereof or out of shares of stock of the corporation acquired by it after the issue thereof; nor, unless otherwise determined by the board of directors, shall any holder of any shares of the capital stock of the corporation, as such holder, have any right to purchase or subscribe for any obligation which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the stock of the corporation of any class or classes, or to which shall be attached or appurtenant any warrant or warrants or other instrument or instruments that shall confer upon the holder or holders of such obligation the right to subscribe for or purchase from the corporation any shares of its capital stock of any class or classes.
FIFTH.  The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).
SIXTH.  The names and places of residence of the incorporators are as follows:
NAMES                                           RESIDENCES
B. J. Consono                                                      Wilmington, Delaware
F. J. Obara, Jr.                                                      Wilmington, Delaware
A. D. Grier                                           Wilmington, Delaware
SEVENTH.  The corporation is to have perpetual existence.
EIGHTH.  The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
NINTH.  In furtherance and not in limitation of the powers conferred by statue, the board of directors is expressly authorized:
To make, alter or repeal the by-laws of the corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.
When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.
TENTH.  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of

Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
ELEVENTH.  Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.
TWELFTH.  The corporation reserves the right to amend, alter, change or repeal any prevision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
THIRTEENTH.  To the full extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 4th day of May, A.D. 1967.
/s/ B. J. Consono                         (SEAL)
/s/ F. J. Obara, Jr.                       (SEAL)
/s/ A. D. Grier                             (SEAL)

STATE OF DELAWARE                    §
§           ss:
COUNTY OF NEW CASTLE             §

BE IT REMEMBERED that on this 4th day of May, A.D. 1967, personally came before me, a Notary Public for the State of Delaware, B. J. Consono, F. J. Obara, Jr. and A. D. Grier, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledge the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.
GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Notary Public
Notary Public